Exhibit 99.1



FOR IMMEDIATE RELEASE
---------------------

               COMMSCOPE REPORTS FOURTH QUARTER 2003 RESULTS
--------------------------------------------------------------------------------

HICKORY, NC -- (FEBRUARY 19, 2004) CommScope, Inc. (NYSE: CTV) today announced fourth quarter results for the period ended December 31, 2003, which was prior to the acquisition of the Connectivity Solutions business of Avaya Inc. The Company reported sales of $153.8 million and a net loss of $1.0 million, or $0.02 per share, for the fourth quarter. The net loss included after-tax equity in losses of OFS BrightWave, LLC of $0.08 per share related to CommScope's minority ownership interest in this venture.

For the fourth quarter of 2002, CommScope reported sales of $135.9 million and a net loss of $3.5 million or $0.06 per share. This net loss reflected after-tax equity in losses of OFS BrightWave of $0.08 per share.

CommScope's sales for the fourth quarter rose 13% to $153.8 million, compared to $135.9 million in the year-ago quarter and rose 3% sequentially compared to $148.7 million in the third quarter of 2003. Sales rose year-over-year in all major product groups. Enterprise LAN sales increased more than 50% from the depressed year-ago sales levels. Wireless/Other Telecom sales more than doubled year-over-year.

Orders booked in the fourth quarter of 2003 were $149.4 million compared to $132.8 million in the fourth quarter of 2002 and $152.2 million in the preceding quarter.

"We are pleased to have ended 2003 with stronger sales as we begin a new chapter in the history of CommScope," said Chairman and Chief Executive Officer Frank M. Drendel. "We believe that we are strategically positioned for exciting opportunities through SYSTIMAX(R) Solutions, our new enterprise connectivity business, and through CommScope Carrier Solutions(TM), our new business that provides cabinets, cables and apparatus to telecom service providers."

FULL YEAR RESULTS
-----------------
CommScope reported sales of $573.3 million for 2003, compared to sales of $598.5 million in 2002. Total international sales remained relatively stable year-over-year at $110.8 million. For 2003, the Company incurred a net loss of $54.3 million or $0.92 per share. CommScope's 2003 results include: a) after tax equity in losses of OFS BrightWave of $45.5 million or $0.77 per share; and b) impairment charges primarily related to uninstalled, underutilized and idle broadband cable manufacturing equipment of $20.0 million after tax or $0.34 per share.

For 2002, the company incurred a net loss of $67.2 million or $1.10 per share. CommScope's 2002 results include: a) after tax equity in losses of OFS BrightWave of $53.7 million or $0.88 per share; b) impairment charges primarily related to underutilized and idle production equipment of $15.8 million after tax or $0.26 per share; and c) Adelphia bad debt charges of $13.5 million after tax or $0.22 per share.

OFS BRIGHTWAVE RESULTS
----------------------
For the fourth quarter of 2003, OFS BrightWave had revenues of $26.6 million, a negative gross profit of $30.8 million and a net loss of $40.0 million. The net loss included charges of approximately $15.7 million primarily related to ongoing restructuring activities, which was mainly recorded in cost of sales. For the fourth quarter of 2002, OFS BrightWave had revenues of $27.2 million, a negative gross profit of $23.4 million and a net loss of $38.9 million for the fourth quarter of 2002.

CommScope recorded after-tax charges of $4.6 million, or $0.08 per share, in the fourth quarter of 2003 for equity in losses of OFS BrightWave related to the Company's minority investment in this venture.

The Furukawa Electric Co. Ltd. (Tokyo: 5801) recently stated that it believes it is in the last stages of restructuring the OFS business. Among other actions, OFS plans to move certain cable production from the Norcross facility to the Carrollton facility in the next few months. While CommScope believes that the OFS restructuring actions are appropriate, they could reduce CommScope's overall ownership interest in the OFS BrightWave venture. However, such restructuring activity does not affect CommScope's contractual right to sell its ownership interest in OFS BrightWave to Furukawa in 2006 for a cash payment equal to CommScope's original investment.

CASH FLOW AND LIQUIDITY
-----------------------
Net cash provided by operating activities was $36.5 million for the fourth quarter, including receipt of $12.5 million related to the assignment of CommScope's trade claims against Adelphia Communications Corporation and its affiliates to a third party. Capital expenditures were $1.2 million in the quarter.

For calendar year 2003, cash provided by operating activities was $91.4 million and capital expenditures were $5.3 million. CommScope ended the year with $206.0 million in cash and cash equivalents, up 72% from $120.1 million at the end of 2002.

The Company currently expects capital expenditures to be approximately $30 million for calendar year 2004, including capital spending for our new businesses.

COMMSCOPE FOURTH QUARTER 2003 HIGHLIGHTS
----------------------------------------
o Broadband/Video sales rose 3% year-over-year and sequentially to $121.8 million for the fourth quarter primarily due to stronger international sales. International sales increased to $31.9 million in the quarter, up 20% sequentially and up 25% year-over-year. Total Broadband/Video orders were $116.8 million and international orders were $30.7 million in the quarter.

o For calendar year 2003, worldwide Broadband/Video sales decreased 10% to $449.5 million, primarily due to lower sales to certain domestic broadband service providers and lower sales of fiber optic cable. Total international sales for the year were $110.8 million.

o Sales to Comcast Corporation represented about 17% of total Company sales for the fourth quarter and approximately 18% for calendar year 2003.

o LAN sales rose 57% year-over-year to $22.2 million in the fourth quarter of 2003, compared to depressed levels in the year-ago quarter, but were down 8% sequentially from third quarter sales of $24.0 million. LAN orders for the quarter were $23.0 million. For calendar year 2003, LAN sales rose 16% to $93.8 million, primarily due to higher sales of fiber optic cable.

o Wireless/Other Telecom sales were $9.8 million, up 151% compared to the year-ago quarter and up 44% sequentially. CommScope continues to make progress communicating the Cell Reach(R) value proposition to customers and remains optimistic about long-term wireless opportunities. Wireless/Other Telecom orders were $9.6 million for the quarter. For calendar year 2003, Wireless/Other Telecom sales rose 44% to $30.0 million.

o Selling, general and administrative (SG&A) expense was $23.0 million in the fourth quarter of 2003, compared to $21.9 million in year-ago quarter. SG&A expense in the fourth quarter of 2003 included approximately $0.6 million related to the then pending acquisition of the Connectivity Solutions business.

o Gross margin for the fourth quarter of 2003 was 20.2%, compared to 20.6% in the preceding quarter and 19.4% in the year-ago quarter. Gross margin improved year-over-year primarily due to higher sales volume somewhat offset by lower sales prices and increased raw material costs.

ACQUISITION OF CONNECTIVITY SOLUTIONS BUSINESS (ACS)
----------------------------------------------------
Effective January 31, 2004, CommScope completed the acquisition of substantially all of the assets of the Connectivity Solutions business from Avaya Inc., except for certain international operations that are expected to be completed later this year. The total purchase price consisted of $250 million in cash, subject to post-closing adjustments, and approximately 1.8 million shares of CommScope common stock. CommScope assumed certain current liabilities of the Connectivity Solutions business and up to $65 million of other specified liabilities, primarily related to employee benefits.

The cash portion of the purchase price consisted of $150 million from CommScope's existing cash balances and $100 million from borrowing under a new 5-year $185 million senior secured credit facility. The new credit facility, which replaces CommScope's previous credit facility, is comprised of a $75 million term loan and a $110 million revolving credit facility.

Based on unaudited data and prior to any expected pro forma adjustments to reflect the acquisition, Connectivity Solutions operating results under Avaya for the twelve months ended September 30, 2003, included:
o    Sales of $542 million,
o    Gross margin of approximately 26.4% of sales,
o Selling, general and administrative expense of approximately 19.5% of sales,
o    Research and development expense of approximately 5.4% of sales, and
o    Depreciation and amortization expense of $30 million.

These results included approximately $48 million of corporate overhead allocated by Avaya to the Connectivity Solutions business, primarily in SG&A; they do not reflect CommScope's expected corporate overhead allocations, incremental one-time start-up and transition costs and other potential pro forma adjustments. The Company also expects significant purchase accounting adjustments and increased financing costs. CommScope intends to file an amended Form 8-K by April 15, 2004, containing pro forma financial information reflecting the effect of the acquisition.

COMMSCOPE FIRST QUARTER 2004 OUTLOOK
------------------------------------
For the first quarter of 2004, CommScope expects total sales in the $225-$240 million range. "Our first-quarter forecast reflects modest year-over-year growth for our historical business and two months of revenue, or approximately $95-$100 million, from our recent acquisition of the Connectivity Solutions business," said CommScope Executive Vice President and Chief Financial Officer Jearld Leonhardt.

"Although we expect sales growth in the first quarter, we anticipate lower gross margins as a result of higher material costs and increasing pricing pressure for certain broadband products," Leonhardt added. "In addition, prices for copper and polymers have increased substantially over the past 12 months. As a result, CommScope and SYSTIMAX Solutions increased prices for certain enterprise products by 3 percent to 8 percent during the first quarter of 2004. CommScope's enterprise price increase was effective February 10th while the SYSTIMAX Solutions price increase will be effective March 1st. An additional price increase of up to 10% for fluoropolymer-based products will be effective mid March due to the significant increase in the cost of fluoropolymers.

"With regards to transition and other costs related to our recent acquisition, we expect first-year costs of approximately $25 million primarily for information technology, transition services and other acquisition-related costs. We expect to incur most of the transition costs during the first and second quarters of 2004," Leonhardt stated. "At the same time, we believe that we can provide corporate services at a lower cost than the historical Avaya corporate allocation, which is expected to improve operating results by approximately $20 million per year."

CONFERENCE CALL INFORMATION
---------------------------
CommScope will hold a conference call/webcast today at 5:00 p.m. ET to discuss its fourth quarter 2003 financial results. You are invited to listen to the conference call or live webcast with Frank Drendel, Chairman and CEO; Brian Garrett, President and COO; and Jearld Leonhardt, Executive Vice President and CFO.

To participate in the conference call, domestic and international callers should dial 706-679-4510. Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will also be available via the Internet at: http://www.firstcallevents.com/service/ajwz398191823gf12.html

If you are unable to participate on the call and would like to hear a replay, you may dial 800-633-8284. International callers should dial 402-977-9140 for the replay. The replay ID is 21183524. The replay will be available through Tuesday, February 24. A webcast replay will also be archived for a limited period of time following the conference call via the Internet on CommScope's web site (http://www.commscope.com).

ABOUT COMMSCOPE
CommScope (NYSE: CTV - http://www.commscope.com) is a world leader in the design and manufacture of `last mile' cable and connectivity solutions for communication networks. We are the global leader in structured cabling systems for business enterprise applications and the world's largest manufacturer of coaxial cable for Hybrid Fiber Coaxial (HFC) applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions from the central office to the home.

(Minimum requirements to listen to the broadcast and replay on the
Internet: The Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/EN/default.asp, and at least a 28.8Kbps connection to the Internet. If you experience problems listening to the broadcast, send an email to webcastsupport@tfprn.com.)

FORWARD-LOOKING STATEMENTS
--------------------------
This press release contains forward-looking statements regarding among other things, the business position, plans, transition, outlook, margins, revenues, earnings, accretion, synergies and other financial items, and integration and restructuring plans related to CommScope's acquisition of substantially all of the assets and certain liabilities of ACS that are based on information currently available to management, management's beliefs and a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results of CommScope to differ materially include, but are not limited to, the ability of the company to complete the acquisition of certain international operations; the challenges of transition, integration and restructuring associated with the acquisition; purchase accounting adjustments; the challenges of achieving anticipated synergies; the ability to retain qualified employees and existing business alliances; maintaining satisfactory relationships with represented employees; customer demand for ACS products, applications and service; any statements of belief and any statements of assumptions underlying any of the foregoing; expected demand from Comcast Corporation and other major domestic MSOs; telecommunications industry capital spending; ability to maintain successful relationships with distributors; industry consolidation; ability of our customers to secure adequate financing to fund their infrastructure projects or to pay us; product demand and industry excess capacity; changes or fluctuations in global business conditions; financial performance and limited control of OFS BrightWave; competitive pricing and acceptance of our products; changes in cost and availability of key raw materials, especially those that are available only from limited sources; ability to recover higher material and transportation costs from our customers through price increases; possible future impairment charges for goodwill and other long-lived assets; industry competition and the ability to retain customers; possible disruption due to customer or supplier bankruptcy, reorganization or restructuring; our ability to obtain financing and capital on commercially reasonable terms; covenant restrictions and our ability to comply with covenants in our debt agreements; successful operation of bimetals manufacturing and other vertical integration activities; successful expansion and related operation of our facilities; achievement of sales, growth and earnings goals; ability to achieve reductions in costs; ability to retain and attract key personnel; developments in technology; intellectual property protection; product performance issues and associated warranties; adequacy and availability of insurance; regulatory changes affecting us or the industries we serve; acquisition activities and the ability to integrate acquisitions; environmental issues; terrorist activity or armed conflict; political instability; major health concerns and other factors. For a more complete description of factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

CONTACTS:
PHIL ARMSTRONG             BETSY LAMBERT, APR
INVESTOR RELATIONS         MEDIA RELATIONS
(828) 323-4848             (828) 323-4873

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
                                                           COMMSCOPE, INC.
                                           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                        (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  Three Months Ended                    Twelve Months Ended
                                                                     December 31,                          December 31,
                                                        ----------------------------------    ----------------------------------
                                                                2003              2002               2003              2002
                                                        ---------------    ---------------    ---------------    ---------------
Net sales                                               $      153,747     $     135,883      $     573,260      $    598,467
                                                        ---------------    ---------------    ---------------    ---------------

Operating costs and expenses:
    Cost of sales                                              122,664           109,552            458,620           477,912
    Selling, general and administrative                         22,970            21,915             85,702           104,716
    Research and development                                     1,634             1,306              6,164             6,153
    Impairment charges for fixed assets                              -                 -             31,728            25,096
                                                        ---------------    ---------------    ---------------    ---------------
        Total operating costs and expenses                     147,268           132,773            582,214           613,877
                                                        ---------------    ---------------    ---------------    ---------------

Operating income (loss)                                          6,479             3,110             (8,954)          (15,410)
Other income, net                                                  590               110                799               861
Interest expense                                                (2,048)           (2,354)            (8,596)           (9,214)
Interest income                                                    781               773              2,762             2,475
                                                        ---------------    ---------------    ---------------    ---------------

Income (loss) before income taxes and equity
    in losses of OFS BrightWave, LLC                             5,802             1,639            (13,989)          (21,288)
Provision for income tax (expense) benefit                      (2,148)             (607)             5,174             7,858
                                                        ---------------    ---------------    ---------------    ---------------

Income (loss) before equity in losses of
    OFS BrightWave, LLC                                          3,654             1,032             (8,815)          (13,430)
Equity in losses of OFS BrightWave, LLC                         (4,616)           (4,483)           (45,473)          (53,722)
                                                        ---------------    ---------------    ---------------    ---------------

Net income (loss)                                       $         (962)    $      (3,451)     $     (54,288)     $    (67,152)
                                                        ===============    ===============    ===============    ===============


Net income (loss) per share:
    Basic                                               $        (0.02)    $       (0.06)     $       (0.92)     $      (1.10)
    Assuming dilution                                   $        (0.02)    $       (0.06)     $       (0.92)     $      (1.10)

Weighted average shares outstanding:
    Basic                                                       59,265            59,468             59,231            61,171
    Assuming dilution                                           59,265            59,468             59,231            61,171

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

                                                           COMMSCOPE, INC.
                                                CONDENSED CONSOLIDATED BALANCE SHEETS
                                                (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                    December 31,         December 31,
                                                                                        2003                 2002
                                                                                    ------------         ------------
                                                  ASSETS
Cash and cash equivalents                                                            $ 206,038            $ 120,102
Accounts receivable, less allowance for doubtful accounts of
    $12,145 and $11,811, respectively                                                   69,461               64,787
Inventories                                                                             32,723               36,254
Prepaid expenses and other current assets                                                8,389               20,737
Deferred income taxes                                                                   14,061               16,579
                                                                                    ------------         ------------
        Total current assets                                                           330,672              258,459

Property, plant and equipment, net                                                     176,290              229,515
Goodwill, net of accumulated amortization of
    $59,591 and $59,520, respectively                                                  151,368              151,334
Other intangibles, net of accumulated amortization of
    $42,435 and $39,930, respectively                                                    6,330                8,835
Deferred income taxes                                                                   35,200                3,572
Investment in and advances to OFS BrightWave, LLC                                       39,189              111,528
Other assets                                                                            17,004                9,425
                                                                                    ------------         ------------

        Total Assets                                                                 $ 756,053            $ 772,668
                                                                                    ============         ============

                                   LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                                                     $  14,659            $  18,483
Other accrued liabilities                                                               35,377               26,005
                                                                                    ------------         ------------
        Total current liabilities                                                       50,036               44,488

Long-term debt                                                                         183,300              183,300
Other noncurrent liabilities                                                            50,739               27,345
                                                                                    ------------         ------------
        Total Liabilities                                                              284,075              255,133

Commitments and contingencies

Stockholders' Equity:
    Preferred stock, $.01 par value; Authorized shares:  20,000,000;
      Issued and outstanding shares:  None at December 31, 2003
      and 2002                                                                              --                   --
    Common stock, $.01 par value; Authorized shares:  300,000,000;
      Issued shares, including treasury stock: 61,861,376 at
      December 31, 2003 and 61,762,667 at December 31, 2002;
      Issued and outstanding shares: 59,318,276 at December 31,
      2003 and 59,219,567 at December 31, 2002                                             619                  618
    Additional paid-in capital                                                         384,889              383,541
    Retained earnings                                                                  107,227              161,515
    Accumulated other comprehensive loss                                                (7,533)             (14,915)
    Treasury stock, at cost: 2,543,100 shares at
      December 31, 2003 and 2002                                                       (13,224)             (13,224)
                                                                                    ------------         ------------
        Total Stockholders' Equity                                                     471,978              517,535
                                                                                    ------------         ------------

        Total Liabilities and Stockholders' Equity                                   $ 756,053            $ 772,668
                                                                                    ============         ============

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

                                                           COMMSCOPE, INC.
                                           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                           (IN THOUSANDS)
                                                                                               Year Ended
                                                                                              December 31,
                                                                                   ---------------------------------
                                                                                        2003                2002
                                                                                   -------------       -------------
OPERATING ACTIVITIES:
Net loss                                                                            $ (54,288)          $ (67,152)
Adjustments to reconcile net loss to net cash
     provided by operating activities:
     Depreciation and amortization                                                     34,162              36,916
     Equity in losses of OFS BrightWave, LLC, pretax                                   72,346              85,445
     Impairment charges for fixed assets                                               31,728              25,096
     Proceeds from assignment of receivables                                           12,524                  --
     Deferred income taxes                                                            (27,063)            (23,973)
     Tax benefit from stock option exercises                                              180                 128
     Changes in assets and liabilities:                                                21,855              47,365
                                                                                   -------------       -------------
Net cash provided by operating activities                                              91,444             103,825

INVESTING ACTIVITIES:
     Additions to property, plant and equipment                                        (5,322)            (22,616)
     Acquisition costs related to pending investment                                   (2,141)                 --
     Proceeds from disposal of fixed assets                                               763                 413
                                                                                   -------------       -------------
Net cash used in investing activities                                                  (6,700)            (22,203)

FINANCING ACTIVITIES:
     Principal payments on long-term debt                                                  --             (12,476)
     Cost of treasury stock repurchase                                                     --             (13,224)
     Long-term financing costs                                                         (1,901)               (416)
     Proceeds from exercise of stock options                                            1,169               1,029
                                                                                   -------------       -------------
Net cash used in financing activities                                                    (732)            (25,087)

Effect of exchange rate changes on cash                                                 1,924               1,638
                                                                                   -------------       -------------
Change in cash and cash equivalents                                                    85,936              58,173
Cash and cash equivalents, beginning of year                                          120,102              61,929
                                                                                   -------------       -------------
Cash and cash equivalents, end of year                                              $ 206,038           $ 120,102
                                                                                   =============       =============

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